                                 EXHIBIT 10.10





                       HAVERTY FURNITURE COMPANIES, INC.

                             SUPPLEMENTAL EXECUTIVE
                                RETIREMENT PLAN

                       HAVERTY FURNITURE COMPANIES, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, it is in the best interest of Haverty Furniture Companies, Inc. (the "Corporation") to retain a select group of competent and loyal management personnel; and

WHEREAS, Congress has from time to time limited the amounts of retirement benefits available to the more highly compensated employees in relationship to their pay; and

WHEREAS, the Corporation finds it in its best interest to supplement the retirement pay of a select group of management personnel who might otherwise receive less retirement pay due to congressional limits;

NOW THEREFORE, the Corporation hereby establishes the following Supplemental Executive Retirement Plan effective January 1, 1996 ("Effective Date"):

                                   ARTICLE I
                                  DEFINITIONS

1.1 Affiliate. "Affiliate" means the Corporation and any other entity that is a member of the same controlled group as defined in Code Sections 414(b), (c) or (m).

1.2 Board of Directors. "Board of Directors" means the Board of Directors of Haverty Furniture Companies, Inc.

1.3  Code.  "Code" means the Internal Revenue Code of 1986, as amended.

1.4 Committee. "Committee" means the Employee Benefits Committee of the Board of Directors of the Corporation. The Committee will have primary responsibility for administering the Plan under Article VI.

1.5 Corporation. "Corporation" means Haverty Furniture Companies, Inc. and any Affiliate whose participation in this Plan has been approved by the Board of Directors.

1.6 Eligible Spouse. "Eligible Spouse" means the person to whom the Participant is legally married at the time of the Participant's death.

1.7 Employee. "Employee" means a common law full-time employee of the Corporation.

1.8 Normal Retirement Date. "Normal Retirement Date" means the first day of the month coinciding with or next following the date the Participant attains age 65.

1.9 Participant. "Participant" means an Employee of the Corporation who is one of a select group of management and highly compensated employees, and who otherwise meets the requirements of Article II of this Plan.

1.10 Plan. "Plan" means the Haverty Furniture Companies, Inc. Supplemental Executive Retirement Plan set forth in this document, as amended from time to time.

1.11 Plan Year.  "Plan Year" means the calendar year.

1.12 Retirement. "Retirement" means the commencement of benefits at normal, late, or early retirement to the Participant under the terms of the Retirement Plan.

1.13 Retirement Plan. "Retirement Plan" means the Haverty Furniture Companies, Inc. Retirement Plan.

1.14 Retirement Plan Benefit. "Retirement Plan Benefit" means the accrued benefit payable from the Retirement Plan as of the date of benefit commencement.

1.15 Social Security Benefit. "Social Security Benefit" means the Primary Insurance Amount payable at age 65 or actual retirement, if later, to the Participant under the Federal Social Security Act. Solely for purposes of determining the amount of benefits payable from this Plan prior to Normal Retirement Date, the estimated Primary Insurance Amount payable from Social Security at age 65 will be actuarially reduced (using the early retirement reduction factors specified in the Retirement Plan) to the date of benefit commencement.

                                   ARTICLE II
                                  ELIGIBILITY

Any Employee of the Corporation who:
(a)  is among a select group of management or highly compensated Employees,
(b)  is a participant in the Retirement Plan and
(c) has a benefit under the Retirement Plan that has been limited by Section 401(a)(17) of the Code, relating to the $150,000 (indexed) limit on compensation, shall be eligible to participate in the Plan as of the later of January 1, 1996 or the date the Employee exceeds the limit referred to in (c) above.

                                  ARTICLE III
                                    VESTING

A Participant's benefits under this Plan shall vest in the retirement benefit calculated under Section 4.1 in the same manner and at the same time as the Participant vests in his benefit under the Retirement Plan.

                                   ARTICLE IV
                               RETIREMENT BENEFIT

4.1 Calculation of Retirement Benefit. Subject to Section 4.4, upon Retirement from the Corporation, a Participant shall be entitled to receive an annual benefit under this Plan which is equal to the amount that would have been paid to the Participant from the Retirement Plan if the Participant's Retirement Plan Benefit had not been limited by Code
     Section 401(a)(17), less the amount of the Participant's actual Retirement Plan Benefit.

4.2 Pre-retirement Death Benefit. Subject to Section 4.4, upon the death of the Participant prior to Retirement, his Eligible Spouse shall be entitled to the death benefit that would have been paid to her from the Retirement Plan if such benefit had not been limited by Code Section 401(a)(17), less the amount actually payable to her from the Retirement Plan. In the case of an unmarried Participant who dies prior to Retirement, no death benefits shall be payable under this Plan.

4.3 Termination of Employment. Subject to Section 4.4, upon termination of employment by the Participant from the Corporation, a vested Participant shall be entitled to receive a benefit under this Plan equal to the Retirement Plan Benefit that would have been paid to the Participant from the Retirement Plan on account of termination of employment if the Participant's benefit had not been limited by Code Section 401(a)(17), less the amount of the Participant's actual Retirement Plan Benefits paid from the Retirement Plan on account of termination of employment.

4.4 Maximum Benefit. Notwithstanding anything in this Plan to the contrary, if the total annual benefit (based on the life annuity form) initially payable at or after Normal Retirement Date from this Plan, Social Security, and the Retirement Plan, would otherwise exceed $125,000, the benefit payable from this Plan will be reduced so that the total annual benefit will equal $125,000.

      This maximum benefit is actuarially reduced (using the early retirement reduction factors specified in the Retirement Plan) if benefits commence prior to Normal Retirement Date.

4.5 Timing and Form of Payment. Any benefit payable under this Plan will commence at the same time and in the same form as benefits payable under the Retirement Plan, with the following exception. If the lump sum value of any benefit payable under this Plan (using the actuarial basis for lump sums specified in the Retirement Plan) is less then $10,000, the benefit from this Plan shall be paid in one lump sum as soon as practical following termination of employment.

4.6 Post-retirement Death Benefit. If the Participant dies after his benefits have commenced, no death benefit will be payable except to the extent provided under the form of benefit he was receiving.

                                   ARTICLE V
                           EVENTS CAUSING FORFEITURE

Termination of Employment. Termination of employment for any reason prior to the Participant's vesting under Article III will cause the Participant and all Beneficiaries under the Plan to forfeit any unvested interest in this Plan.

                                   ARTICLE VI
                                   COMMITTEE

The Plan shall be administered by the Employee Benefits Committee, which is a standing committee of the Board of Directors, appointed annually. The Employee Benefits Committee is the Administrator for all formal employee benefit plans of the Corporation and also oversees and gives guidance for all other employee benefit programs and policies of the Corporation. The members of the Committee are all non-Employee directors.

                                  ARTICLE VII
                          AMENDMENT AND/OR TERMINATION

7.1 Amendment or Termination of the Plan. The Board of Directors may amend or terminate this Plan at any time by an instrument in writing.

7.2 No Retroactive Effect on Awarded Benefits. No amendment will affect the rights of any Participant to the benefit provided under this Plan previously accrued by the Participant without his consent. However, the Board of Directors shall retain the right at any time to change in any manner the retirement benefit provided in Article IV but only as to accruals after the date of the amendment.

7.3 Effect of Termination. If the Plan is terminated, no further benefit under the Plan will accrue. The Plan benefit accrued to the date of termination will be payable under the conditions, at the time and in the form then provided in the Plan.

7.4 Successor Employer. In case the Corporation consolidates or merges with another entity and is not the surviving corporation, sells substantially all of its assets, is a party to a reorganization and substantially all of its assets are transferred to another entity or dissolves, this Plan shall automatically terminate unless there is a successor organization, in which case the successor organization shall assume all liabilities accrued under the Plan.

                                  ARTICLE VIII
                                    FUNDING

8.1 Corporate Obligation. The Corporation or any successor thereto shall pay the benefits due the Participants under this Plan.

8.2 Participants Must Rely Only on General Credit of the Corporation. It is specifically recognized by both the Corporation and the Participants that this Plan is only a general corporate commitment and that each Participant must rely upon the general credit of the Corporation for the fulfillment of its obligations hereunder. Under all circumstances the rights of Participants to any asset held by the Corporation will be no greater than the rights expressed in this Plan. Nothing contained in this Plan will constitute a guarantee by the Corporation that the assets of the Corporation will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Corporation.

                                   ARTICLE IX
                                 MISCELLANEOUS

9.1  Limitation of Rights.  Nothing in this Plan will be construed:
      (a) to give a Participant any right with respect to any benefit except in accordance with the terms of this Plan;
      (b) to limit in any way the right of the Corporation to terminate a Participant's employment with the Corporation at any time;
      (c) to evidence any agreement or understanding, expressed or implied, that the Corporation will employ a Participant in any particular position or for any particular remuneration; or
      (d) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor of the Corporation.

9.2 Facility of Payment. Whenever, in the opinion of the Corporation and the Committee, a person entitled to receive any benefit hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Corporation may make payments to such person or to his legal representative or to a relative or friend of such person for his benefit, in such manner as the Corporation and the Committee consider advisable. Any payment of a benefit or installment thereof made in accordance with the provisions of the Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

9.3 Nonalienation of Benefits. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.

9.4 Responsibility for Distributions and Withholding of Taxes. The Committee will furnish information to the Corporation, concerning the amount and form of distribution to any Participant entitled to a distribution so that the Corporation may make the distribution required. It will also calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government based on the Participant's instructions, and will cause them to be withheld.

9.5 Reliance Upon Information. The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Corporation, the Corporation's legal counsel, the Corporation's actuary, the Corporation's independent accountants or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.

9.6 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.

9.7 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Corporation or to the residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.

9.8 Gender. Whenever any words are used in this Plan in the masculine, feminine, or neuter gender they are to be construed as though they were also used in another gender in all cases where they would so apply.

9.9 Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Georgia to the extent they are not preempted by Federal law.

9.10 Effective Date.  This Plan will be operative and effective on January 1,
     1996.

                              * * * * * * * * * *

IN WITNESS WHEREOF, the Corporation has executed this document this 3rd day of November, 1995, to evidence the Plan as adopted by the Board of Directors of Haverty Furniture Companies, Inc. in November, 1995.

                                HAVERTY FURNITURE COMPANIES, INC.

                                By: /s/  Rawson Haverty
                                    -------------------------------------
                                    Rawson Haverty, Chairman of the Board


Attested By: /s/  Christine M. Jones
            ---------------------------------------
            Christine M. Jones, Corporate Secretary



SEAL